Exhibit 10.19

OFFICE LEASE

1230 -1240 Rosecrans Avenue
Manhattan Beach, California 90266

Onni Manhattan Towers Limited Partnership,

a Nevada limited partnership

as Landlord,

and

Skechers U.S.A., Inc.,

as Tenant.

EXHIBITS

AOUTLINE OF PREMISES

BTENANT WORK LETTER

CFORM OF NOTICE OF LEASE TERM DATES

DRULES AND REGULATIONS

EFORM OF TENANT'S ESTOPPEL CERTIFICATE

FADDITIONAL PROVISIONS

GTENANT APPROVED SIGNAGE

HEXPEDITED ARBITRATION PROCEDURE

1

Page(s)
Advocate Arbitrators	11
Alterations	21
Base Taxes	16
Base Year	12
BOMA	8
Brokers	41
Building	7
Building Common Areas,	7
Building Hours	19
Common Areas	7
Comparable Buildings	7, 10
Comparable Office Transactions	10
Cost Pools	16
Direct Expenses	12
Estimate	17
Estimate Statement	17
Estimated Excess	17
Excess	17
Expense Year	12
Force Majeure	40
Holidays	19
HVAC	19
Identification Requirements	42
Interest Notice	10
Landlord	4
Landlord Parties	24
Lease	4
Lease Commencement Date	8
Lease Expiration Date	8
Lease Term	8
Lease Year	8
Lines	42
Mail	40
Neutral Arbitrator	11
Notices	40
Office Fair Market Rent Rate	10
Operating Expenses	12
Option Exercise Notice	10
Option Rent Notice	10
Option Term	10
Original Improvements	25
Outside Submittal Date	10
Premises	7

998481.02/LA 888888-00313/2-17-17//dbs	(- 2- )	600 WILSHIRE BOULEVARD [Tenant Name]

Page(s)
Project,	7
Proposition 13	16
Renovations	42
Rent Notice	10
rentable square feet	8
Statement	17
Subject Space	28
Summary	4
Tax Expenses	15
Tenant	4
Tenant Work Letter	7
Tenant's Share	16
Transfer Notice	28
Transferee	28

1230-1240 ROSECRANS AVE, MANHATTAN BEACH, CALIFORNIA

OFFICE LEASE

This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between ONNI MANHATTAN TOWERS LIMITED PARTNERSHIP, a Nevada limited partnership ("Landlord"), and Skechers U.S.A., Inc., ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1.Date:	November 17, 2015
2.Premises (Article 1).
2.1Building:	The building commonly known as 1240 Rosecrans Ave, Manhattan Beach, California.
2.2Premises:

Approximately 36,399 rentable square feet of space in total consisting of 27,073 square feet located on the Fourth (4th) floor of the Building and commonly known as Suite 400 (the “4th Floor Premises”, and 9,326 rentable square feet of space located on the Third (3rd) floor of the Building and commonly known as Suite 300 (the “3rd Floor Premises”) as further set forth in Exhibit A to the Lease.

3.Lease Term (Article 2).
3.1Length of Term:	Five (5) years and Five (5) months.
3.2Lease Commencement Date:	The earlier to occur of (i) the date upon which Tenant first commences to conduct business from any portion of the Premises or (ii) July 1, 2016.
3.3Lease Expiration Date:

If the Lease Commencement Date shall be the first day of a calendar month, then the day that is five (5) months following the day immediately preceding the Fifth (5th) anniversary of the Lease Commencement Date; or, if the Lease Commencement Date shall be other than the first day of a calendar month, then the day that is Five (5) months following last day of the month in which the Fifth (5th) anniversary of the Lease Commencement Date occurs.

4.Base Rent (Article 3):

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Base Rent per Rentable Square Foot
1**	$1,346,763.00* **	$112,230.25* **	$3.08
2	$1,387,165.92*	$115,597.16*	$3.18
3	$1,428,780.84*	$119,065.07*	$3.27
4	$1,471,644.24*	$122,637.02*	$3.37
5	$1,515,793.68*	$126,316.14*	$3.47
6	$1,561,267.44*	$130,105.62*	$3.57
* subject to adjustment based upon final measurement as set forth in Section 1.2. ** subject to full abatement for first five (5) full calendar months. 5.Base Year (Article 4):		Calendar year 2016.
6.Tenant's Share (Article 4):		11.75%.
7.Permitted Use (Article 5):		General office use consistent with a first-class office building.
8.Security Deposit (Article 21):		N/A
9.Parking Pass Ratio (Article 28):

Tenant shall be entitled to 4 parking passes for every 1,000 rentable square feet of the Premises, of which, Tenant may convert to reserved or tandem parking as further set forth in Article 28. Twenty-nine (29) of such spaces will, at Tenant’s request, be reserved spaces.

The monthly parking charges for the Project are as follows (per stall per month) and shall remain the same for the initial term of the Lease:

Unreserved$80.00- per stall, per month

Reserved$105.00- per stall, per month

Tandem               $50.00- per car, per month.

The above charges shall be subject to annual increases of three percent (3%) per calendar year with the first such increase effective January 1, 2017.

10.Address of Tenant (Section 29.18):	Skechers U.S.A., Inc. 225 S. Sepulveda Blvd. Manhattan Beach, CA, 90266 Attention: Lease Administration
11.Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.
12.Guarantor:	N/A
13.Tenant Improvement Allowance (Exhibit F):	$50.00 per rentable square foot of the Premises, subject to final measurement as set forth in Section 1.2, and as further set forth in Exhibit F attached hereto.
14. Brokers:	Cushman & Wakefield of California, Inc. representing Landlord and Tenant in a dual capacity.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1Premises, Building, Project and Common Areas.

1.1.1The Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises").  The outline of the Premises is set forth in Exhibit A attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.  The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below.  Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Tenant shall accept the Premises in their existing, "as is" condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.  Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter.

1.1.2The Building and The Project.  The Premises are a part of the building set forth in Section 2.1 of the Summary (the "Building").  The Building is part of an office project currently known as "Manhattan Beach Towers."  The term "Project," as used in this Lease, shall mean (i) the building commonly known as 1230 Rosecrans Avenue, Manhattan Beach, CA, (ii) the Building and the Common Areas, and (iii) the land (which is improved with landscaping, above ground and subterranean parking facilities and other improvements) upon which the building commonly known as 1230 Rosecrans Avenue, Manhattan Beach, CA (the “1230 building”), the Building and the Common Areas are located (the “Property”).

1.1.3Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas").  During the Lease Term, Landlord shall keep or cause the Common Areas to be kept in a neat, clean and orderly condition, properly lighted and landscaped, and shall repair any damage to the facilities thereof. The Common Areas shall consist of the "Project Common Areas" and the "Building Common Areas."  The term "Project Common Areas," as used in this Lease, shall mean the portion of the Project available for the common use of the tenants of the Project, their agents, employees, contractors, and invitees and the facilities serving the Project and the Project Common Areas as designated by Landlord.  The term "Building Common Areas," as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord.  The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time.  Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas. Tenant’s rights with respect to the use of the Common Areas are a material consideration for Tenant’s entering into this Lease and, except as required by Applicable Laws (as defined in Section 2.1.5), no change which has a material adverse effect upon Tenant’s access or parking of the Premises shall be made to the Common Areas without the prior written consent of Tenant, which consent shall not be unreasonably withheld or delayed.

1.2Rentable Square Feet.  The rentable square feet of the Premises is approximately as set forth in Section 2.2 of the Summary.  For purposes hereof, the rentable square feet of the Premises and the Building shall be calculated by Landlord pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-2010 ("BOMA"), to include, among other calculations, a portion of the common areas and service areas of the Building.  Within ninety (90) days following the Possession Date as defined in Section 2.1, Tenant and/or Landlord may cause the rentable square feet of the Premises to be measured by a licensed architect in accordance with the provisions of this Section 1.2.  Either party after measuring the Premises shall promptly notify the other party of the results thereof, and if the other party desires to contest such results it must notify the measuring party within thirty (30) days thereafter or the designated measurement will be deemed binding. If a party disputes the first measurement, then it shall appoint a duly-licensed architect and if the two architects are unable to agree upon a measurement, they shall appoint a third duly-licensed architect, whose calculation shall be binding. Each party shall be responsible for the payment its own architect, and the third architect, if required, shall be paid equally by the parties. In the event that the binding calculation reflects a deviation from the square footage set forth herein (i.e. 36,399 rentable square feet) of greater than two percent (2%), the parties shall amend the Lease to reflect the recalculated rentable square feet and to proportionately adjust the Base Rent and any other charges or credits based on per-square-foot calculations, as well as Tenant’s Share. If the variance is two percent (2%) or less, then no adjustment shall be made to any such amounts.  If the actual rentable square footage of the Premises is increased by more than three percent (3%) without Tenant’s prior written consent, all Rent and other charges based upon rentable square footage calculations and Tenant’s Share shall be computed on the rentable square footage stated in the Lease (i.e. 36,399), plus two percent (2%). If Tenant and/or Landlord fail to notify the other party of the results of the measurement within ninety (90) days following the Possession Date, then, unless the parties have agreed otherwise, the Premises shall be deemed to contain 36,399 rentable square feet.

ARTICLE 2

LEASE TERM

2.1 In General.  The terms and provisions of this Lease shall be effective as of the date of this Lease.  The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided.  Tenant shall take possession of the 3rd Floor Premises upon Landlord meeting requirements for Early Possession as per 2.1.3.(the “3rd Floor Possession Date”). Tenant shall take possession of the 4th Floor Premises following Landlord’s approval of the plans and specifications for Tenant’s Work. When the Lease Commencement Date is determined, Landlord and Tenant shall execute a Notice of Lease Term Dates in the form attached hereto as Exhibit C. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term beginning on the Lease Commencement Date, provided, however, that if the Lease Commencement Date is a day other than the first day of a calendar month, then the first Lease Year shall include that period of time from the Lease Commencement Date up to the last day of the next following calendar month and the following eleven (11) calendar months, and any subsequent Lease Year shall be the twelve (12) calendar month period beginning on the first day of such month and the last Lease Year shall end on the Lease Expiration Date.

2.1.1Landlord’s Work. Landlord’s Work shall consist of the following: (i) the planning and construction of code compliant restrooms serving the 3rd Floor Premises and the 4th Floor Premises; (ii) remodel of the 3rd Floor elevator lobby to then current building standards; (iii) Landlord’s demising the 3rd Floor Premises per mutually approved plan to be completed no later than five (5) days following the date of execution hereof; (iv) completion of all 3rd floor Common Areas including elevator, vestibule and hallway; and (v) completing all other work necessary to ensure that the restrooms and Common Areas comply with all applicable laws and requirements, including without limitation the Americans With Disabilities Act (“ADA”). Landlord’s Work with regard to restrooms and Common Areas will be completed in a manner substantially similar to what was done to the 5th floor of the 1230 building. Landlord shall obtain approval of the plans and specifications and working drawings from all appropriate governmental agencies and after they have been approved, a copy shall be initialed and dated by the parties. Landlord shall use diligent efforts to obtain such approval as soon as is reasonably practicable. Landlord shall then complete Landlord’s Work in a good and workmanlike manner, utilizing new materials and duly licensed contractors, substantially in accordance with the approved final plans and specifications and working drawings and in compliance with all Applicable Laws (as defined in Section 2.1.5). In conjunction with Early Possession as described in Section 2.1.3, Landlord shall substantially complete Landlord’s Work prior to the Commencement Date. As used in this Lease, the terms “substantial completion” and “substantially complete” shall mean that Landlord’s Work has been completed with the exception of minor items which can be fully completed prior to the completion of Tenant’s Work.

2.1.2Tenant’s Work. Within fifteen (15) days execution of this Lease, Tenant shall submit preliminary plans and specifications for the improvements and alterations to be completed in the 4th Floor Premises, as further described as “Tenant’s Work” on the Tenant Work Letter attached hereto as Exhibit B to Landlord for Landlord’s preliminary review and approval prior to submission of the same to the appropriate governmental agency for such agency's review and approval, Within three (3) business days after receipt of the preliminary plans and specifications, Landlord shall approve the preliminary plans and specifications or deliver to Tenant its specific objections thereto, together with its proposed solution to each objection. Landlord’s approval of the plans and specifications shall not be unreasonably withheld or delayed. If Landlord fails to either approve or disapprove the preliminary plans and specifications within the 3 business day period, then Landlord shall be deemed to have approved same. Following approval of the preliminary plans and specifications, Tenant, at Tenant’s sole cost and expense, shall prepare and deliver to Landlord final plans and specifications and working drawings (based on approved preliminary plans and specifications) covering Tenant’s Work. Tenant shall obtain approval of the final plans and specifications and working drawings from all appropriate governmental agencies and after they have been approved, a copy shall be initialed and dated by the parties. Tenant shall use diligent efforts to obtain such approval as soon as is reasonably practicable. The plans and specifications as prepared by Tenant herein (as approved by Landlord herein) shall be controlling with respect to the performance by Tenant of Tenant’s Work. Landlord shall not charge Tenant with any review or oversight fees in connection with its review and approval of Tenant’s plans and specifications. Tenant shall then complete Tenant’s Work in a good and workmanlike manner, utilizing new materials and duly licensed contractors, substantially in accordance with the approved final plans and specifications and working drawings and in compliance with all Applicable Laws.

2.1.3Early Possession. Upon completion of the work required of Landlord to complete access to the 3rd Floor Premises and the 4th Floor Premises (e.g. demising of 3rd floor Common Area corridors), Landlord will allow Tenant to have non-exclusive access to and possession of the 3rd Floor Premises and 4th Floor Premises for purposes of completing Tenant’s Work (“Early Possession Period”). Landlord and Tenant shall work together cooperatively for the efficient completion of Landlord’s Work and Tenant’s Work in order to expedite Tenant’s ability to commence commercial operation. Tenant's obligation to pay Base Rent and Operating Expenses shall be abated during any Early Possession Period, but all other terms of the Lease, however, (including but not limited to Tenant's obligations to carry the insurance as required by Section 10) shall be in effect during any such Early Possession Period.

2.1.4Condition. Upon completion of Landlord’s Work, Landlord shall deliver the applicable portion of the Premises with the electrical, plumbing, mechanical life safety systems, security systems, fire sprinkler, heating, ventilating and air conditioning systems (“HVAC”), and all other such elements of the Building, and the Premises, other than those to be constructed or installed by Tenant, in good operating condition on said date, and the surface and structural elements of the roof, bearing walls and foundation of the Building shall be free of material defects, and the roof will be free of leaks. Landlord shall deliver the 3rd Floor Premises in the condition specified in Section 2.1.3. Landlord’s Work will be completed in compliance with all Applicable Laws (as defined below). If there is non-compliance with any of the foregoing as of the applicable Possession Date, Landlord shall promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, rectify the same at Landlord's expense. Additionally, Tenant shall have a period of thirty (30) days after the applicable Possession Date to provide Landlord with a list (“Punch List”) of any defective, incomplete or unsatisfactory items with respect to Landlord’s Work and the condition of the Premises as described herein.

Landlord shall be obligated within a reasonable amount of time, not to exceed thirty (30) days from delivery of the Punch List, to cure all undisputed items set forth on the Punch list.

2.1.5Compliance. Landlord warrants that the improvements on or in the Premises and Building, including the Common Areas and Landlord’s Work (other than those constructed by Tenant or at Tenant's direction) will, upon the applicable Possession Date, comply with the building codes that were in effect at the time that each such improvement, or portion thereof, was constructed and also with all applicable laws (including the Americans with Disabilities Act of 1990, as amended [the “ADA”]), regulations, codes, ordinances, covenants, conditions, restrictions, easements, and similar agreements (“Applicable Laws”) in effect on the applicable Possession Date.

2.2Option Term.

2.2.1Option Right.  Landlord hereby grants Tenant two (2) option to extend the Lease Term for all, but not less than all, of the Premises then leased by Tenant (the "Renewal Premises") for a period of three (3) years (the "Option Term"), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease (after written notice and expiration of any applicable cure period).  Upon the proper exercise of such option to extend, and provided that,  Tenant is not in default under this Lease (after written notice and expiration of any applicable cure period), the Lease Term shall be extended for a period of three (3) years.  The rights contained in this Section 2.2 shall be personal to the Original Tenant (any reference to Original Tenant shall include any Permitted Transferee as defined in Section 14.8) and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) if the Original Tenant occupies the entire Renewal Premises and is then operating within the Renewal Premises for the Permitted Use.  If Tenant does not timely exercise its option to extend, as set forth in this Section 2.2, then the option to extend, as set forth in this Section 2.2, shall terminate, and Tenant shall have no further options to extend the Lease Term.

2.2.2Base Rent during Option Term.  The Base Rent payable by Tenant, on an annual per rentable square foot basis during each Option Term, if applicable (the "Option Rent"), shall be equal to 95% of the Office Fair Market Rent Rate (as defined hereinbelow). "95% of the Office Fair Market Rent Rate" for purposes of determining the Option Rent for the Renewal Premises during the Option Term shall be equal to ninety five percent (95%) of the base rent, calculated on an annual per rentable square foot basis, including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered, non-equity, non-renewal, non-expansion, fully permitted office space comparable in size, location and quality to the Renewal Premises, for a lease term of three (3) years or longer, for general office use, in an arm’s length transaction, which comparable space is located in the Project and in the Comparable Buildings (as defined hereinbelow) (collectively, the "Comparable Office Transactions"), and which Comparable Office Transactions have been entered into within the nine (9) month period prior to Landlord's delivery of the Rent Notice (as defined below). The Office Fair Market Rent for purposes of this Lease, the term "Comparable Buildings" shall mean other buildings containing offices, which buildings are located in the proximity of the Project and possess similar attributes.

2.2.3Exercise of Options.  The options contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner:  (i) Tenant shall deliver written notice to Landlord not less than nine (9) months prior to the expiration of the initial Lease Term or the immediately preceding term, as applicable; (ii) Landlord, within thirty (30) days after receipt of Tenant's notice, shall deliver notice (the "Option Rent Notice") to Tenant setting forth the Option Rent; and (iii) thereafter, Tenant shall be entitled to engage in good faith negotiations regarding the Option Rent for a period of up to thirty (30) days following receipt of the Option Rent Notice (the "Negotiation Period").  Tenant shall reply to the Option Rent Notice with an Option Exercise Notice, and in such Option Exercise Notice, Tenant shall specify whether Tenant accepts the Option Rent set forth in Landlord's Option Rent Notice, whether Tenant elects to determine Option Rent pursuant to the arbitration procedure set forth in Section 2.2.4 below, or whether the Option Rent shall be as agreed upon by Landlord and Tenant during the Negotiation Period, if any.

2.2.4Determination of Option Rent.  In the event Tenant elects to determine Option Rent through arbitration, then each party shall make a separate determination of the Option Rent and, within five (5) business days after Landlord's receipt of the Option Exercise Notice (the fifth (5th) business day referred to as the "Outside Submittal Date"), concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.7 below.

2.2.4.1Landlord and Tenant shall each appoint one arbitrator who shall be, a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial mixed-use office, retail properties in the South Bay area of California.  Each such arbitrator shall be appointed within fifteen (15) days after the Outside Submittal Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions.  The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."

2.2.4.2The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant’s counsel.

2.2.4.3The determination of the Neutral Arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 2.2.2 of this Lease, as determined by the Neutral Arbitrator.  The Neutral Arbitrator shall, within thirty (30) days of the appointment of the Neutral Arbitrator, select either Landlord's or Tenant's submitted Option Rent for the applicable Option Term, and shall notify Landlord and Tenant thereof within such timeframe.

2.2.4.4The decision of the Neutral Arbitrator shall be binding upon Landlord and Tenant.

2.2.4.5If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) business days after the applicable Outside Submittal Date, the Advocate Arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

2.2.4.6If the two Advocate Arbitrators fail to agree upon and appoint a Neutral Arbitrator, or both parties fail to appoint Advocate Arbitrators, then the appointment of the Neutral Arbitrator or any Advocate Arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration pursuant to the expedited arbitration provisions as set forth in Exhibit H, but subject to the instruction set forth in this Section 2.2.4.

2.2.4.7Each party shall be responsible for the payment of its own Advocate Arbitrator, and the Neutral Arbitrator shall be paid equally by the parties.

2.2.4.8In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

ARTICLE 3

BASE RENT

3.1In General.  From and after the Lease Commencement Date, Tenant shall pay Base Rent as set forth in Section 4 of the Summary, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, in good funds by pre-authorized debit or wire transfer (and not by check), which at the time or times of payment represents legal tender for public and private debts in the United States of America.  Base Rent shall be payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first (1st) day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever (except as otherwise expressly provided herein).  If the Lease Commencement Date falls on a day of the month other than the first day of such month, the Base Rent for the partial month from the Lease Commencement Date to the last day of the calendar month in which the Lease Commencement Date occurs will be prorated and paid on the first (1st) day of the following calendar month. Rent (as defined below in Section 4.2) for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent.  All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2Abated Base Rent.  Notwithstanding anything in Section 3.1 above, to the contrary, Tenant shall not be obligated to pay the monthly Base Rent attributable to the Premises for months 1 through 5 of the initial Lease Term (i.e. the first five (5) full calendar months following the Lease Commencement Date) (the “Rent Abatement Period”), provided, however, if the Lease Commencement Date is other than the first day of a calendar month, then Tenant shall pay a prorated portion of the Base Rent for the partial month from the Lease Commencement Date to the last day of the calendar month in which the Lease Commencement Date occurs as described in Section 3.1.

ARTICLE 4

ADDITIONAL RENT

4.1General Terms.  In addition to paying the Base Rent specified in Article 3 of this Lease, from and after the start of calendar year 2017, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the "Base Year," as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any "Expense Year," as that term is defined in Section 4.2.3 below, below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease.  Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease other than Base Rent, are hereinafter collectively referred to as the "Additional Rent", and the Base Rent and the Additional Rent are herein collectively referred to as "Rent."  All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent.  Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2Definitions of Key Terms Relating to Additional Rent.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1"Base Year" shall mean the period set forth in Section 5 of the Summary.

4.2.2"Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."

4.2.3"Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any full Expense Year involved in any such change.

4.2.4"Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following, provided,  that any expenses, costs and/or amounts were charged for such items during the Base Year:  (i) the cost of supplying all utilities, the cost of operating, repairing, and maintaining the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, and maintenance; (vi) fees and other costs, including management and/or incentive fees (provided such management and/or incentive fees do not to exceed 10% of the Operating Expenses), legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space, provided the fair rent value of such management office was charged during the Base Year; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, and maintenance of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement repair and maintenance of wall and floor coverings, ceiling tiles and fixtures in common areas, curbs and walkways, repair to roofs; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses or to enhance or improve the safety or security of the Project or its occupants, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or that are required under any governmental law or regulation; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost at four percent [4%] per annum) over such period of time as Landlord shall reasonably determine; and (provided the annual amortized cost does not exceed the actual cost savings realized and such savings do not redound primarily to the benefit of any particular tenant); (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below; and (xv)  payments under any easement, license, declaration, or restrictive covenant pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the Property, and reciprocal easement agreements affecting the Property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, "Underlying Documents").  Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)costs related to activities or occurrences involving specific tenants of the Project as opposed to all of the tenants of the Project in general including without limitation legal fees (including settlements, judgments or awards), space planners' fees, advertising and promotional expenses, brokerage fees or finders’ fees, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the

Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b) depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, and except as set forth in items (xii), (xiii), and (xiv) above, costs of capital repairs and alterations, and costs of capital improvements and equipment;

(c)costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(d)any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e)costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project).  Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f)the wages and benefits of any employee at or above the grade of property manager, and wages, salaries and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project;

(g)amount paid as ground rental for the Project by the Landlord;

(h)except as provided in the Lease, Project management fee, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, professional unaffiliated third parties on a competitive basis;

(i)any compensation paid to clerks, attendants or other persons in commercial concessions operated for profit by or through the Landlord;

(j)rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(k)all items, utilities, and services for which Tenant or any other tenant in the Project reimburses Landlord or that are reimbursable to Landlord, or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement (e.g. overtime HVAC costs);

(l)any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(m)rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(n)costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(o)costs incurred to comply with laws relating to the removal, remediation or disposal of hazardous material (as defined under applicable law), not caused by Tenant or its agents, in the Building or on the Project not caused by Tenant or its agents;

(p)costs of repairs incurred by reasons of fire or other casualty or condemnation;

(q)income or franchise taxes or such other taxes imposed upon or measured by Landlord's income from the operation of the Project; inheritance or estate taxes of Landlord;

(r)any amounts paid to affiliates of Landlord for services to the Project which are in excess of commercially reasonable rates for such services;

(s)reserves for future costs;

(t)costs incurred by Landlord for the repair and maintenance of the Project that are covered by guaranties or service contracts;

(u)interest, late charges, and penalties on any costs not resulting from the actions of Tenant;

(v)any and all costs incurred in procuring, retaining. negotiating, amending, extending, administering, or terminating leases with any other existing or prospective tenants, including, without limitation, brokerage commissions and architectural, engineering and legal fees;

(w)costs attributable to enforcing leases against other tenants in the Project, such as attorney's fees, court costs, adverse judgments, and similar costs;

(x)costs of repairing or replacing any structural components of improvements of the Project;

(y)any cost of initially constructing the Project and installing the Common Areas (including without limitation all paving areas, driveways, aisles, sidewalks, or in correcting any design or construction defects therein); and

(z)except as set forth in Section 4.2.4(xiii), the cost of capital improvements or other capital costs incurred in connection with the renovation or replacement of capital improvements.

It is agreed that Operating Expenses shall be reduced by all cash discounts, trade discounts or quantity discounts received by Landlord or Landlord's managing agent, in the purchase of goods, utilities or services in connection with the operation of the Project.  In the calculation of expenses hereunder, it is agreed that no expense shall be charged more than once.  Landlord shall use diligent efforts to effect an equitable proration of bills for services rendered to the Project.

If the Project is not ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.  Operating Expenses (including for the Base Year) shall not include market-wide cost increases due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements except as set forth in Section 4.2.4(xiii).

4.2.5Taxes.

4.2.5.1"Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building were fully constructed and the Building and all tenant improvements in the Building were fully assessed for real estate tax purposes. If any general or special assessment is levied against the Building or Property, such assessment will be charged over the longest time-period allowed by law for Landlord's payment thereof.

4.2.5.2Tax Expenses shall include, without limitation:  (i) Any tax on the rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.5.3Any costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred.  Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year.  If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses.  Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all profits taxes, capital levy, franchise taxes, taxes on gross receipts, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.5.4The amount of Tax Expenses for the Base Year attributable to the valuation of the Project, inclusive of tenant improvements, shall be known as the "Base Taxes".  If in any comparison year subsequent to the Base Year, the amount of Tax Expenses decreases below the amount of Base Taxes, then for purposes of all subsequent comparison years, including the comparison year in which such decrease in Tax Expenses occurred, the Base Taxes, and therefore the Base Year, shall be decreased by an amount equal to the decrease in Tax Expenses.

4.2.6"Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary.  Tenant's Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Project (and is subject to change based on re-measurement of the Premises as set forth in Section 1.2). Landlord shall have the right from time to time to redetermine the rentable square feet of the Project (excluding the Premises), and Tenant's Share shall be appropriately adjusted to reflect any such determination.  If Tenant's Share is adjusted pursuant to the foregoing, then, as to the Expense Year in which such adjustment occurs, Tenant's Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant's Share was in effect.

4.3Cost Pools.  Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's reasonable discretion.  Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project.  The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4Calculation and Payment of Additional Rent.  If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the "Excess").

4.4.1Statement of Actual Direct Expenses and Payment by Tenant.  Landlord shall furnish to Tenant within ninety (90) days following the end of each Expense Year, a statement (the "Statement") which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of the Excess.  Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Excess," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease.  The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4., provided that Landlord has cured such failure within thirty (30) days of prior written notice from Tenant. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess if present, Tenant shall within thirty (30) days’ pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within sixty (60) days, deliver a check payable to Tenant in the amount of the overpayment.  The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2Tenant’s Right to Audit of Direct Expenses. So long as no Event of Default (as defined in Article 19) exists, which remains uncured, Tenant shall have the right, at Tenant's own expense, for a period of two (2) years following receipt of each Statement (or when such Statement was supposed to be furnished to Tenant), and upon not less than thirty (30) days' prior written notice to Landlord, to review Landlord’s books and records, including underlying documents, invoices and billing statements at Landlord’s office during usual business hours relating to the Direct Expenses for the prior Expense Year. With regard to such review, Landlord agrees to cooperate reasonably with Tenant in providing additional documentation or answering any questions which Tenant might have, and Landlord and Tenant agree to work together in good faith to attempt to resolve any disputes with regard to Tenant’s Share of Direct Expenses. If Landlord and Tenant are unable to reach a mutual agreement the dispute shall be resolved pursuant to the expedited arbitration provisions of Exhibit H. Tenant shall not be entitled to require an audit more than one (1) time per Expense Year, and in the event no audit is conducted within two (2) years following the expiration of an Expense Year, Tenant shall have no further right to audit any records with respect to such Expense Year.

4.4.3Statement of Estimated Direct Expenses.  In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the "Estimated Excess") as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year.  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from reasonably estimating the Estimated Excess and enforcing its rights to collect any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary.  Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon thirty (30) days’ written demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

ARTICLE 5

USE OF PREMISES

5.1Permitted Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.

5.2Prohibited Uses.  Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect, or any Underlying Documents.  Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure them or use or allow the Premises to be used for any improper, unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.  Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project. Landlord represents, warrants and covenants that Landlord owns the Project in fee simple title and there will be no easements, rights, covenants, conditions, restrictions, agreements, or other title matters including the Underlying Documents the enforcement of which would have a material adverse effect upon Tenant’s access or quiet enjoyment of the Premises. Landlord agrees that throughout the Term hereof it will not amend, adopt or enter into new Underlying Documents, covenants, conditions, restrictions, easements or other similar agreements which would have a material adverse effect upon Tenant’s access to or quiet enjoyment of the Premises, unless it is required by Applicable Laws to do so.

ARTICLE 6

SERVICES AND UTILITIES

6.1Standard Tenant Services.  Landlord shall provide the following services on all business days (unless otherwise stated below) during the Lease Term.

6.1.1Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning ("HVAC") when reasonably necessary for normal comfort for normal office use in the Premises from 8 A.M. to 8 P.M. Monday through Friday, and on Saturdays from 9A.M. to 1 P.M. (collectively, the "Building Hours"), except for the date of observation of New Year's Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, Christmas Day and, at Landlord's discretion, other nationally recognized holidays which are observed by other buildings comparable to and in the vicinity of the Building (collectively, the "Holidays").

6.1.2Landlord shall provide adequate electrical wiring and facilities for connection to Tenant's lighting fixtures and incidental use equipment, provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of two (2) watts per usable square foot of the Premises, excluding specific rated 120v equipment such as copiers, scanners, etc., calculated during Building Hours, on a monthly basis, and the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes, and (ii) the connected electrical load of Tenant's lighting fixtures does not exceed an average of one (1) watt per usable square foot of the Premises, excluding 125% of the code required, Load Continuous Load

(“LCL”), calculated during Building Hours, upon a monthly basis, and the electricity so furnished for Tenant's lighting will be at a nominal two hundred seventy-seven (277) volts, which electrical usage shall be subject to applicable laws and regulations, including Title 24.  Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Premises and Building Common Areas.

6.1.4Landlord shall provide janitorial services to the Premises Monday through Friday after Building Hours, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.

6.1.5Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have one elevator available at all other times, including on the Holidays.

6.1.6Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. After hours HVAC will be chargeable to Tenant at a rate of $100.00 per hour.

6.2Overstandard Tenant Use.  Tenant shall not, without Landlord's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), use heat-generating machines other than normal office machines incidental to the conduct of general office business, or equipment or lighting other than Building standard lights in the Premises, which affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease.  If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within thirty (30) days of billing, the actual additional cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and if Tenant is a habitual user of such excess services, Landlord may require Tenant to install devices to separately meter any increased use and in such event Tenant shall pay the actual increased cost directly to Landlord, as Additional Rent, at the actual rates charged by the public utility company furnishing the same, including the cost of installing, testing and maintaining of such additional metering devices.  Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.31, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises other than those incidental to the conduct of general office business, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.  If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant's desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant the hourly cost set forth above in Section 6.1.6 (which shall be treated as Additional Rent).

6.3Interruption of Use.  Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control;

and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except that if such failure to furnish services results from the negligence or willful misconduct of Landlord or Landlord’s agent, or continues in excess of three (3) consecutive days, and as a result thereof Tenant is unable to operate its business from the Premises, then, in such event, Tenant’s Base Rent and regularly recurring Additional Rent hereunder shall abate during the period thereof. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4Additional Services.  Landlord shall have the right, but not the obligation, to provide any additional services which may be requested by Tenant, including, without limitation, locksmith, excess utilities, and additional repairs and maintenance, provided that Tenant shall pay to Landlord the sum of all costs to Landlord of such additional services plus a fifteen percent (15%) administration fee within ten (10) days after billing therefor.

ARTICLE 7

REPAIRS

7.1Tenant’s Repair Obligations. Subject to the provisions of this Lease relating to Landlord's maintenance and repair obligations, condemnation and damage and destruction and Landlord's obligations set forth in Section 6, Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures, furnishings, furniture, and systems and equipment therein (including, without limitation, plumbing fixtures and equipment such as dishwashers, garbage disposals, and insta-hot dispensers), and the floor or floors of the Premises, in good order, repair and condition at all times during the Lease Term.  In addition, Tenant shall, at Tenant's own expense and within a reasonable period of time following written notice from Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord's option, or if Tenant fails to make such repairs within fifteen (15) days following written notice from Landlord (or if such repairs cannot reasonably be completed within such fifteen (15) day period and Tenant shall fail to commence such repairs within fifteen (15) days after notice and proceed diligently to completion thereafter), Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, plus an administrative charge equal to ten percent (10%) of the cost thereof to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements within thirty (30) days after Tenant’s receipt of paid invoices from Landlord. Subject to Section 10.6, (Waiver of Subrogation), Landlord will be responsible for the repair of any damages to the Premises caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.

7.2Landlord’s Repair Obligations. Notwithstanding the foregoing provisions, Landlord, at its sole cost and expense without reimbursement from Tenant, shall be responsible for the maintenance and repairs of the structural elements of the Building and the Premises, the exterior walls, foundation and roof of the Building, and the base building systems and equipment of the Building and Common Areas, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant, its agents, contractors, employees, licensees and/or invitees (while in the Premises); provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, its agents, contractors, employees, licensees and/or invitees (while in the Premises), Landlord shall nevertheless make such repairs at Tenant's expense, or, if covered by Landlord's insurance, Tenant shall only be obligated to pay any deductible in connection therewith.  Landlord may enter the Premises at all reasonable times upon not less than forty-eight (48) hours’ notice, to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall be required herein, or desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect. In the event of the failure of Landlord to comply with any of its maintenance or repair obligations with respect to the Premises within fifteen (15) days after Landlord has received written notice thereof from Tenant (or if such repairs cannot reasonably be completed within such fifteen (15) day period and Landlord shall fail to commence such repairs within fifteen (15) days after notice and proceed diligently to completion thereafter), then Tenant, following a second 15-day written notice,  may either: (i) if Landlord’s failure to make the required repairs has a material adverse effect upon Tenant’s access, use or occupancy of the Premises, terminate this Lease, provided, however, in the event that Landlord disputes Tenant’s right to terminate the Lease pursuant to this subsection (i) by providing written notice thereof to Tenant within the second 15-day notice period, then the dispute will be resolved pursuant to the expedited arbitration provisions set forth in Exhibit H, and if the arbitrator’s determination is that Landlord has the obligation to make the required repairs and the failure to do so has a material adverse effect upon Tenant’s access, use or occupancy of the Premises, then Landlord shall have a reasonable time, not to exceed thirty (30) days from the arbitrator’s notice, to complete such repairs, in which case Tenant shall not be entitled to terminate this Lease); or (ii) prosecute such repairs itself, and in the event Landlord fails to reimburse Tenant for the cost of such repairs within thirty (30) days of written invoice thereof from Tenant, apply the reasonable cost of such repairs, plus an administrative charge equal to ten percent (10%) of the cost thereof against the next maturing monthly installment or installments of Base Rent due hereunder. Notwithstanding the above, in the case of an emergency affecting safety or access, Tenant shall have the right to immediately prosecute any and all repairs and shall deliver contemporaneous written notification to Landlord of the emergency and related repairs, and, in the event Landlord does not reimburse Tenant for the reasonable costs of such repairs within thirty (30) days after Landlord’s receipt of paid invoices from Tenant, offset the cost of such repairs against the next maturing monthly installment or installments of Rent due hereunder; provided further that if contemporaneous written notice is not practicable, as determined by Tenant in its reasonable judgment, then Tenant shall provide such written notice as soon thereafter as reasonably practicable.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1Landlord's Consent to Alterations.  After completion of Tenant’s Work, Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building.  The construction of the initial improvements to the Premises, including Tenant’s Work, shall be governed by the terms of the Tenant Work Letter and Article 2 and not the terms of this Article 8. Notwithstanding the above provisions, Tenant shall be entitled to construct and install an internal staircase between the 3rd Floor Premises and the 4th Floor Premises without Landlord’s prior written consent but subject to Landlord’s approval of the plans and specifications and working drawings, and subject to the requirements set forth in Sections 8.2, 8.3 and 8.4 below. Furthermore, in the event that Tenant does in fact install such internal staircase, then Tenant agrees to remove same and repair all damages resulting therefrom so as to place the 3rd Floor Premises and the 4th Floor Premises into the same condition as they existing prior to the installation of such staircase upon the expiration of the Term or earlier termination of the Lease other than with regard to a termination resulting from a casualty, condemnation, or Landlord’s default. Landlord shall not charge Tenant with any review or oversight fees in connection with its review and approval of Tenant’s plans and specifications relating to said staircase. From time to time during the Lease Term after completion of Tenant’s Work, Tenant may, at its own expense and after giving Landlord written notice of its intention to do so, make Alterations, in and to the non-structural, non-mechanical portions of the interior of the Premises as it may find necessary or convenient for its purposes, provided that the value of the Premises is not thereby diminished, and provided further, that no Alterations costing in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate in any twelve (12) consecutive month period may be made without first obtaining Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned.  In addition, no Alterations shall be made to any structural portions of the Premises, mechanical systems, or to the exterior of the Premises, including without limitation, the exterior walls or roof of the Premises, nor shall Tenant erect any mezzanine, unless and until the written consent and approval of Landlord shall have first been obtained, which approval may be given or withheld in Landlord’s reasonable discretion. Notwithstanding any other provisions of this Lease to the contrary, Tenant shall be permitted to reuse the existing mast on the roof for mounting antenna/telecommunication purposes as well as existing conduits required from the roof to Tenant’s Premises and to the Building’s low voltage riser room, as required per Tenant’s installation of Tenant’s data and communication system. Tenant shall also be allowed access, at reasonable times and upon not less than twenty-four (24) hours’ notice to Landlord, to the Building’s common data/telecom room as needed for installation and maintenance of Tenant’s communication system. Tenant’s use of the existing equipment will be at Tenant’s sole cost and expense, and on an “AS-IS” basis, without any warranty or representation by Landlord. Tenant will be entitled to reasonable access to the roof upon not less than twenty-four (24) hours’ prior written notice to Landlord for purposes of maintaining the above-described equipment. All Alterations shall be done in a good and workmanlike manner, in compliance with all Applicable Laws and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work.

8.2Manner of Construction.  Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, the requirement that upon Landlord's request, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term.  Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of Manhattan Beach, all in conformance with Landlord's construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues.  In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building.  The "Base Building" shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located.  In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project.  Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.  In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3Payment for Improvements.  If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) sign Landlord's standard contractor's rules and regulations.  If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to ten percent (10%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work.  If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work.  At Landlord's option, prior to the commencement of construction of any Alteration, Tenant shall provide Landlord with the reasonably anticipated cost thereof, which Landlord shall disburse during construction pursuant to Landlord's standard, commercially reasonable disbursement procedure.

8.4Construction Insurance.  In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably approve, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.  In addition, Tenant's contractors and subcontractors shall be required to carry Commercial General Liability Insurance in an amount reasonably approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease.  Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5Landlord's Property.  Except as otherwise expressly set forth herein, all Alterations, improvements, fixtures, equipment and/or appurtenances (except movable furniture and equipment belonging to Tenant) which may be installed or placed in or about the Premises by Tenant, from time to time, shall be at the sole cost of Tenant and shall upon termination of the Lease become the property of Landlord, except that Tenant may remove any readily removable Alterations, improvements, fixtures and/or equipment installed by Tenant, provided Tenant repairs any damage to the Premises and Building caused by such removal.  Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove any Alterations and/or improvements and/or systems and equipment within the Premises installed by Tenant (excluding Tenant’s Work) and to repair any damage to the Premises and Building caused by such removal.  If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises, Landlord may do so and may charge the cost thereof to Tenant.  Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith.  Tenant shall give Landlord notice at least thirty (30) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility.  Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) business days after notice by Landlord (provided, however, in the event that Landlord is in the process of completing a refinance or sale of the Building, then Landlord’s notice may shorten the time period for Tenant’s compliance to ten (10) business days after notice by Landlord), and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.  The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease.  Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract.  Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1Indemnification and Waiver.  Tenant hereby assumes all risk of damage to its property in, upon or about the Premises from any cause whatsoever, (except, subject to the provisions of Section 10.6, for damage or injury caused by the negligence or willful misconduct of Landlord or Landlord Parties) and Tenant further agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage to property or resulting from the loss of use thereof, which damage is sustained by Tenant.

10.1.1Subject to the provisions of Section 10.6, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all claim, loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) to the extent incurred in connection with or arising from Tenant’s use and/or occupancy of the Premises (including, but not limited to, a slip and fall), any negligent act or omission of Tenant, or of the contractors, agents, servants, employees, licensees, invitees or guests (while in the Premises) of Tenant or any breach of the terms of this Lease by Tenant, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the extent arising from the negligence or willful misconduct of Landlord or the Landlord Parties or to the extent covered by insurance maintained or required to be maintained by Landlord hereunder.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, for which Tenant has the obligation to indemnify Landlord pursuant to the provisions of this Section 10.1.1, Tenant’s indemnification obligations shall include the payment to Landlord of its costs and expenses reasonably incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees. Notwithstanding the above provisions, in no event shall Tenant be required to indemnify Landlord with regard to Landlord’s general, indirect or consequential damages. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.1.2Subject to the provisions of Section 10.6, Landlord shall indemnify, defend, protect, and hold harmless Tenant and its officers, directors, affiliates, agents, representatives, employees and contractors from any and all claim, loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) to the extent incurred in connection with or arising out of any negligent act or omission of Landlord, its agents, contractors, or employees; any default or breach by Landlord in the performance in a timely manner of any obligation on Landlord's part to be performed under this Lease; or any occurrence in the Common Areas, provided that the terms of the foregoing indemnity shall not apply to the extent arising from the negligence or willful misconduct of Tenant, its agents, employees or contractors or to the extent covered by insurance maintained or required to be maintained by Tenant hereunder. If any action or proceeding is brought against Tenant by reason of any of the foregoing matters, Landlord shall upon notice defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant and Tenant shall cooperate with Landlord in such defense. Notwithstanding the above provisions, in no event shall Landlord be required to indemnify Tenant with regard to Tenant’s general, indirect or consequential damages. The provisions of this Paragraph 10.1.2 shall survive the expiration or earlier termination of this Lease

10.2Tenant's Compliance With Landlord's Fire and Casualty Insurance.  Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises.  If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies which is not cured by Tenant within ten (10) days prior written notice from Landlord, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3Tenant's Insurance.  Tenant shall maintain the following coverages in the following amounts.

10.3.1Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Special Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, and including products and completion operations coverage, for limits of liability on a per location basis of not less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate 0% Insured's participation

10.3.2“All Risks” (i.e. “special form”) Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) the "Tenant Improvements," as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and (iii) all other improvements, alterations and additions to the Premises.  Such insurance shall be written on an "all risks" (i.e. “special form”) of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire, flood or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.3Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.3.4Tenant shall have the right to provide any of the above coverages by means of blanket, “excess” or “umbrella” insurance policy(ies), provided that the coverages and limits thereof provided above are met.

10.4Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  Such liability insurance shall (i) name Landlord, and any other party the Landlord reasonably specifies, as an additional insured, including Landlord's managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise acceptable to Landlord and Mortgagee of Landlord and licensed to do business in the State of California; (iv) be primary and noncontributory insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (v) provide that said insurance shall not be canceled or coverage changed unless ten (10) days' prior written notice shall have been given to Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof.  Further, Landlord shall have the right, from time to time, to request copies of policies of Tenant's insurance required hereunder, which Tenant shall thereafter provide at Landlord’s cost within ten (10) business days.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, following five (5) business days’ prior written notice, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.

10.5Landlord's Insurance.  Landlord shall obtain and keep in full force throughout the Lease Term a policy of commercial general liability and property damage insurance (including automobile, personal injury, broad form contractual liability and broad form property damage) insuring against all liability or claims of liability for personal injury, death or property damage arising out of, occasioned by or resulting from the use or occupancy of the Common Areas or the Project, in an amount not less than $5,000,000.00 combined single limit.  Landlord shall also obtain and keep in full force throughout the Lease Term a policy of full replacement value "special form" insurance covering the Building (exclusive of Tenants' personal property, Alterations and improvements) insuring against perils included under a standard "special form" insurance policy. The insurance coverage called for above shall comply with the same insurance criteria as that applicable to Tenant pursuant to Section 10.4.

10.6Waiver of Subrogation.  Landlord and Tenant release each other from any claims and demands of whatever nature for damage, loss or injury to the Premises, Building and/or the Project, that are caused by or result from risks or perils insured against under any insurance policies required by this Lease to be carried by Landlord and/or Tenant.  Landlord and Tenant shall cause each insurance policy obtained by them or either of them to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any damage covered by any policy.  Neither Landlord nor Tenant shall be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy required by this Lease.  Landlord and Tenant agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder. Notwithstanding the above, in the event that a party’s property is damaged as a result of the negligence or willful misconduct of the other party, its agents, employees or contractors, which damage is otherwise covered by the insurance maintained or required to be maintained by the owner of the property, the owner of the property shall nonetheless be entitled to reimbursement of its deductible from the other party.

10.7Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty or any condition existing in the Premises as a result of a fire or other casualty that would give rise to the terms of this Article 11.  If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty or be subject to a condition existing as a result of a fire or other casualty, and the Lease is not terminated pursuant to the provisions of Section 11.2 below, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building including Landlord’s Work and such Common Areas at the expense of Landlord.  Such restoration shall be to substantially the same condition of the Base Building including Landlord’s Work and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired, and a just and proportionate part of the Rent shall be abated until so repaired and restored so that Tenant can operate its business from a repaired and restored Premises, in an amount based upon the extent to which the Premises are untenantable.  In no event in the case of any such destruction shall Landlord be required to repair or replace Tenant’s improvements or Alterations, but the Rent hereunder shall abate for the period reasonably necessary after completion of Landlord’s repairs and restorations to the Premises (but in no event longer than ninety (90) days) to allow Tenant to complete its Alterations and improvements to Premises, and to enable Tenant to conduct is business from the Premises. Prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall approve the contractors to perform such improvement work.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof, except as otherwise expressly provided herein.

11.2Landlord's Option to Repair.  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant one hundred twenty (120) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause or be subject to a condition existing as a result of a fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within four hundred twenty (420) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); or (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the cost of repair of which is in excess of Fifty Thousand Dollars ($50,000) and is not covered by Landlord's insurance policies; or (iv) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord’s independent licensed architect, be completed within one hundred and eighty (180) days after the date of discovery of the damage, Tenant may elect, no earlier than ninety (90) days after the date of the damage and not later than one hundred eighty days (180) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than ninety (90) days nor more than one hundred twenty (120) days after the date such notice is given by Tenant. Landlord shall provide the determination of Landlord’s independent licensed architect to Tenant within sixty (60) days after the date of the damage. If Tenant disputes the opinion of Landlord’s independent licensed architect, by providing written notice thereof to Landlord within ten (10) business days of its receipt of Landlord’s notice of termination, based upon the opinion of Tenant’s independent architect, and the parties are unable to resolve the dispute, then it shall be resolved pursuant to the expedited arbitration provisions of

Exhibit H. In the event that Landlord fails to provide Tenant with notice of Landlord’s independent licensed architect’s determination in a timely manner, then the determination may be made by Tenant’s independent licensed architect.

11.3Tenant’s Right to Terminate, Notwithstanding the foregoing, in the event that neither Tenant nor Landlord elects to terminate this Lease pursuant to the provisions of Section 11.2, and all repairs to the Premises or Building or Project required of Landlord hereunder are not completed within one hundred and eighty (180) days following such damage or destruction, then Tenant shall be entitled to provide a ninety (90) day written notice to Landlord of its intent to terminate, and unless such repairs are completed within said ninety (90) days, then this Lease shall terminate at the expiration thereof.

11.4Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby.  The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  Notwithstanding the foregoing, in the event that such taking deprives Tenant of its ability to operate its business from the Premises for more than one hundred twenty (120) consecutive days, then Tenant shall be entitled to terminate this Lease, upon written notice to Landlord. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's Alterations, improvements, personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be equitably abated in proportion to the loss of utilization of the Premises.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.  In the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less and such taking does not deprive Tenant of its ability to operate its business from the Premises for more than one hundred twenty (120) consecutive days, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be equitably abated for the period of such taking in proportion to the loss of utilization of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1Transfers.  Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee").  If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard Transfer documents in connection with the documentation of such Transfer and, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space.  Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease.

14.2Landlord's Consent.  Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice.  Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3The Transferee is either a governmental agency or instrumentality thereof or a non‑profit organization;

14.2.4Intentionally Omitted;

14.2.5The Transferee compared to the then tenants in the Building leasing space similar to the Premises is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.6The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

14.2.7Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee is actively negotiating with Landlord or has actively negotiated with Landlord during the four (4) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be substantially more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease).

14.3Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer (including any tenant improvement allowances granted in connection with the Transfer), (ii) any free base rent or other economic concessions reasonably provided to the Transferee, (iii) any brokerage commissions in connection with the Transfer, (iv) other reasonable costs incurred by Tenant relating to the Transfer, and (v) reasonable attorneys' fees incurred in connection with the Transfer. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred.  "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.  The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4Landlord's Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or a portion of the Premises, Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined).  The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space.  Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice (“Landlord’s Termination Notice”), to recapture the Contemplated Transfer Space.  Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date.  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14.  If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4. Notwithstanding the foregoing, in the event Landlord elects to recapture the Premises pursuant to the provisions of this Section 14.4, Tenant shall have the right to rescind its Intention to Transfer Notice by providing written notice thereof to Landlord within five (5) business days of receipt of the Landlord’s Termination Notice, in which case Landlord’s right to recapture shall be null and void.

14.5Effect of Transfer.  If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.  In the event that Tenant subleases all or any portion of the Premises in accordance with the terms of this Article 14, Tenant shall cause such subtenant to carry and maintain the same insurance coverage terms and limits as are required of Tenant, in accordance with the terms of Article 10 of this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord's costs of such audit.

14.6Additional Transfers.  For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7Occurrence of Default.  Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to:  (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer.  If Tenant shall be in default under this Lease (after written notice and expiration of any applicable cure period), Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured.  Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person.  If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8Permitted Transfer. Notwithstanding the provisions of this Article 14 to the contrary, no consent from Landlord shall be required for the Transfers under the following circumstances, which shall be considered a “Permitted Transfers” and each Transferee a “Permitted Transferee”: (i) a Transfer to a wholly-owned subsidiary of Tenant; or (ii) a Transfer resulting from a merger, consolidation or other reorganization of Tenant. Furthermore, no transfer of shares of stock in Tenant shall be considered a Transfer hereunder so long as Tenant remains a corporation whose stock is traded on a nationally recognized stock exchange.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES

15.1Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted.  Upon such expiration or termination, Tenant shall, leave in place all telephone, data and other cabling and wiring installed or caused to be installed by Tenant (including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises) but shall remove all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, such tenancy shall be a tenancy‑at‑sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case monthly Base Rent shall be one hundred fifty percent (150%) of the then current monthly Base Rent, plus the other amounts of Rent as specified herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost rents to Landlord resulting therefrom.   Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within fifteen (15) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes.  At any time during the Lease Term, in the event that Tenant’s financial information is not available on the Internet, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year.  Such statements shall be prepared in accordance with generally accepted accounting principles if such is the normal practice of Tenant, and shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds; provided, however, that any subordination to a future mortgagee is conditioned upon the mortgagee agreeing  that Tenant’s possession of the Premises and its rights under this Lease will not be disturbed and executing a non-disturbance and attornment agreement in a commercially reasonable form acceptable to both parties, or unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto.  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever (except for those specifically provided in the Lease), to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree for a lienholder, on such lienholder’s then standard form Subordination and Non-Disturbance Agreement to accept this Lease as a direct lease with Tenant and not disturb Tenant's occupancy, so long as Tenant is not in default under the lease after written notice and expiration of any applicable cure period.  Landlord's interest herein may be assigned as security at any time to any lienholder.  Tenant shall, within fifteen (15) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Landlord agrees to use commercially reasonable efforts to obtain a Subordination and Non-Disturbance Agreement from its current mortgagee(s), ground lessor(s) and lien holder(s) and deliver same to Tenant within thirty (30) days from the date hereof and from any future mortgagee that requires Tenant to subordinate its lease rights to such future lender’s mortgage and other liens and security interests.

ARTICLE 19

DEFAULTS; REMEDIES

19.1Events of Default.  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof; or

19.1.2Any failure by Tenant to observe or perform any other material provision, covenant or condition of this Lease to be observed or performed by Tenant; or

19.1.3Abandonment of all or a substantial portion of the Premises by Tenant; or

19.1.4The failure by Tenant to observe or perform according to the provisions of Articles 5 (Use of Premises), 14 (Assignment and Subletting), 17 (Estoppel Certificate) or 18 (Subordination) of this Lease; or

19.1.5Tenant's failure to occupy the Premises within ten (10) business days after the Lease Commencement Date, subject to the provisions of Section 29.16.

Following the occurrence of a default by Tenant, Landlord may give Tenant, and any subtenant, a notice specifying the nature of the default and the provisions of this Lease breached and demanding that Tenant, and any subtenant, fully cure each such default within the time period specified below and such notice may include an election by Landlord for Tenant, and any subtenant, to quit the Premises and surrender the same to Landlord if a timely cure is not effectuated: (i) for nonpayment of any amount of regularly recurring Rent, five (5) business days; and (ii) for other defaults, fifteen (15) days; provided, however, that if any such non-monetary default cannot reasonably be cured within said time period, Tenant shall be deemed to have cured such default if Tenant commences cure of the default within said time period, and thereafter diligently and in good faith continues with and actually completes said cure.  Failure by Tenant to cure a default within the time periods specified above will constitute an Event of Default.

To the extend allowed by California Law, any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law.

19.2Remedies Upon an Event of Default.  Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, and pursuant to legal process, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

(ii)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

Notwithstanding anything to the contrary set forth herein, in no event will Tenant be liable for general, indirect or consequential damages (including lost profits or diminution in value of the Project).

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law.  As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus three percent (3%).

19.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of an Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

19.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3Subleases of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any Event of Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4Efforts to Relet.  No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants and agrees provided that Tenant is not in default hereunder following applicable written notice expiration of any applicable cure period, Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT

Intentionally Omitted.

ARTICLE 22

SUBSTITUTION OF OTHER PREMISES

Intentionally Omitted.

ARTICLE 23

SIGNS

23.1Full Floors.  Subject to the provisions of Exhibit F and to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2Multi-Tenant Floors.  If other tenants occupy space on the floor on which the Premises is located, Tenant's identifying signage, at Tenant's cost, shall be comparable to that used by other tenants for other similar floors in the Building and shall comply with Landlord's then-current Building standard signage program.

23.3Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed upon ten (10) days written notice from Landlord at the sole expense of Tenant.  Subject to the provisions of Exhibit F, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas.  Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its reasonable discretion. Landlord and Tenant agree that Tenant’s sign package attached to Exhibit G has been approved by Landlord and it is in compliance with Landlord’s requirements set forth in Sections 23.1 and 23.2.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. Subject to Landlord’s maintenance and repair obligations set forth herein, at its sole cost and expense, Tenant shall promptly comply with all such governmental measures.  Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations.  Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24 that result from Tenant’s specific use of the Premises.  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Notwithstanding the above provisions, if any Alterations or improvements to the Premises are required by the adoption or enforcement of any law, statute, ordinance or other governmental rule, regulation or requirement relating to general office use as opposed to any other specific use by Tenant, then Landlord shall be responsible for completing the alteration or improvement, and the cost thereof will be allocated as follows: Landlord shall initially pay the cost thereof, and Tenant shall reimburse Landlord on a monthly basis for 1/144th of the cost thereof per month throughout the remainder of the Lease Term.

For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after Tenant's receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the overdue amount. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1Landlord's Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall be in default under this Lease (after written notice and expiration of any applicable cure period), then Landlord may upon an additional ten (10) days written notice to Tenant, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2Tenant's Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) of delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last eighteen (18) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment.  Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at all reasonable times and upon reasonable notice to (A) perform services required of Landlord, including janitorial service; or (B) perform any covenants of Tenant which Tenant fails to perform in the manner set forth herein.  Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Except as arises from the negligence or willful misconduct of Landlord or the Landlord Parties, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby arising from Landlord’s entry upon or occupancy of the Premises. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant.  In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

Tenant shall be entitled to rent from Landlord, commencing on the Lease Commencement Date, the amount of parking passes set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking facility.  The exact location of the parking spaces, if any, shall be designated by Landlord within a reasonable distance from the Building.  Tenant shall pay to Landlord for automobile parking passes on a monthly basis the rates set forth in Section 9.  In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant.  Tenant's continued right to use the parking passes is conditioned upon Tenant not being in default under the Lease after written notice and expiration of any applicable cure period. Tenant shall abide by all reasonable rules and regulations which are prescribed from time to time and enforced by Landlord in a consistent, non-arbitrary manner for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project's parking facilities). Tenant shall see that Tenant's employees and visitors also comply with such rules and regulations.  Tenant's use of the Project parking facility shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking facilities, except for damage, loss, or injury caused by the negligence or willful misconduct of Landlord or the Landlord Parties.  Tenant's rights hereunder are subject to the terms of any Underlying Documents.  Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, if the foregoing has a material adverse effect upon the access, parking or Tenant’s ability to conduct its business from the Premises, then the prior written consent of Tenant is required, which consent shall not be unreasonably withheld, conditioned or delayed.  Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.  The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval.  Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking. Landlord may set parking garage hours as it reasonably sees fit that do not conflict with the Building Hours. Tenant may have twenty-nine (29) of its allotted parking passes as set forth in Section 9 of the Summary be reserved parking in the parking structure at the reserved parking rate, and may convert another twenty percent (20%) of its allotted parking passes to tandem parking where designated by Landlord in the parking structure. Following execution of this Lease, Landlord and Tenant shall cooperate to prepare a parking plan designating the applicable reserved and unreserved spaces. The rates for the non-reserved, reserved and tandem parking passes are set forth in Section 9 of the Summary.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1Terms; Captions.  The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the  Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.4Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably satisfactory to Tenant, acting reasonably, and to deliver the same to Landlord within ten (10) business days following a request therefor.  At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5Transfer of Landlord's Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease (except for liabilities arising before the transfer which are not expressly assumed by the transferee and any indemnification obligations of Landlord arising from occurrences prior to the transfer) and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee provided that the transferee agrees to recognize this Lease as a direct lease with Tenant.

29.6Prohibition Against Recording.  Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7Landlord's Title.  Landlord's title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13Landlord Exculpation.  The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to Landlord’s interest in the Project and its rents, issues and profits, proceeds of sale and condemnation and insurance recoveries. None of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself.  The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease.  Notwithstanding any contrary provision herein, neither Landlord nor Tenant shall be liable for general, indirect or consequential damages (including lost profits or diminution in value of the Project).

29.14Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

29.17Waiver of Redemption by Tenant.  Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.18Notices.  All notices, demands, statements, designations, approvals  or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally.  Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made.  As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

:	Onni Manhattan Towers LP
300-550 Robson Street, B.C V6B 2B7
CANADA
legal@onni.com
and
Onni Manhattan Towers LP
315 W 9th Street, Unit 801
Los Angeles, CA, USA 90015

29.19Joint and Several.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20Authority.  If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.  Each individual executing this Lease on behalf of Landlord hereby represents and warrants that Landlord is a duly formed and existing entity qualified to do business in California and that Landlord has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord is authorized to do so.

29.21Attorneys' Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by each party therein shall be paid by each respective party.

29.22Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the laws of the State of California.  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW. AND (III) TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN

CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.  IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 14 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord will pay the Brokers’ compensation in connection with this Lease pursuant to a separate agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.  The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.

29.25Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26Project or Building Name and Signage.  Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire so long as any change, installation and maintenance does not interfere with Tenant’s signage.  Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.

29.27Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

29.28Confidentiality.  Intentionally Omitted.

29.29Building Renovations.  It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter.  However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises. Provided that such Renovations do not result in a material and adverse effect upon Tenant’s access to or use of the Premises, Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent.  Except as provided in this Lease, Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations, except for interference, damage or loss caused by the negligence of will misconduct of Landlord or Landlord’s agents). Notwithstanding the above provisions, in the event that Tenant’s access to, use, occupancy, or quiet enjoyment of the Premises are materially and adversely affected by Landlord’s Renovations, then Tenant’s Rent hereunder shall be equitably abated in proportion to the loss of utilization of the Premises.

29.30No Violation.  Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation pursuant to the provisions of Section 10.1.1.

29.31Communications and Computer Lines.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that after completion of Tenant’s Work, (i) Tenant shall obtain Landlord's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith.  All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements").  Landlord reserves the right, upon notice to Tenant at any time prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant's sole cost and expense, remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.

29.32Transportation Management.  Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building that are required by any governmental agencies, or are required by Landlord and that do not materially effect Tenant’s parking, accessibility to or operation of its business from within the Premises, and in connection therewith, Tenant shall take reasonable action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.  Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; and (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:				TENANT:

ONNI MANHATTAN TOWERS LIMITED				SKECHERS U.S.A., INC.,
PARTNERSHIP,
a Nevada limited partnership				By:	/s/ Michael Greenberg

By:	ONNI CALIFORNIA LLC,				Name:
a Nevada limited liability company,
	its general partner				Title:

	By:	Guilio DeCottis
		Name:	Guilio DeCottis		By:	/s/ Peter F. Mow
		Title:	Director		Name:	Peter F. Mow

Date: November 20, 2015					Title:	Senior Vice President of Real

The date of this Lease shall be and remain as set

forth in Section 1 of the Summary.  The date below the Landlord's signature is merely intended to reflect the date of Landlord's execution of this Lease.

Estate & Construction

EXHIBIT A

1230-1240 ROSECRANS AVE, MANHATTAN BEACH, CALIFORNIA

OUTLINE OF PREMISES

EXHIBIT A 1 of 2

For Leasing Information Please Contact

Chris Sitfield or Tom Sheets
Cushman & Wakefield of California, Inc.
Lic.# 00616335
310.516.9500

NORTH

SCALE: 1/16" = 1'-0"

SUITE 400
27,073 RSF

MANHATTAN TOWERS
1240 ROSECRANS AVENUE
MANHATTAN BEACH, CALIFORNIA

CUSHMAN & WAKEFIELD®

SAA

EXHIBIT A 2 of 2

EXHIBIT B

1230-1240 ROSECRANS AVE, MANHATTAN BEACH, CALIFORNIA

TENANT WORK LETTER

This Workletter sets forth the agreement between Landlord and Tenant with respect to Tenant’s construction of the Tenant Work.  Each initially capitalized term not defined herein that is defined in the Lease shall have the same meaning as that ascribed to it in the Lease.

1 .Definitions.

a.The term “Tenant Work” shall mean all of the improvements, fixtures and equipment shown or called for by the Tenant Work Plans prepared by Tenant and approved by Landlord, including any Tenant Work Change Orders approved by Landlord.

b.The term “Tenant’s Design Professionals” shall mean such California licensed architect as Tenant shall engage to prepare the Tenant Work Plans (“Tenant’s Architect”) and such other architects and engineers as shall be directly or indirectly engaged by Tenant in connection with the Building.

2.Tenant Work.

a.Preparation and Approval of Tenant Work Plans

1.Tenant shall prepare complete architectural drawings and specifications and complete engineered mechanical, structural and electrical working drawings for improvements to the Premises showing the subdivision, layout, finish and decoration work desired by Tenant, and any internal or external communications or special utility facilities or other improvements within Common Areas (collectively “Tenant Work Plans”).  The Tenant Work Plans shall: (1) include preliminary locations and dimensions; (2) contain sufficient content and detail for use to obtain any required building permits and preparation of “shop drawings” (if applicable); and (3) show all items of such work in reasonable detail (collectively, the “Tenant Building Plan Requirements”).  The Tenant Work Plans shall be prepared by Tenant’s Design Professionals.  Tenant shall submit the Tenant Work Plans accompanied by a list of each sheet of the Tenant Work Plans being submitted (including date and last revision date).

2.Landlord shall have three (3) Business Days from its receipt of the Tenant Work Plans to approve or disapprove the Tenant Work Plans so submitted to Landlord, and to notify Tenant of its reasons for withholding approval.  Landlord, if it shall disapprove any Tenant Work Plans, shall deliver to Tenant, concurrently with such notice of disapproval, a reasonably specific statement of its reasons for disapproval and of any specific revisions which Landlord proposes to remedy the matter (it being understood that Landlord shall not be required to propose any such specific revisions).

3.Provided that the Tenant Work Plans so submitted to Landlord conform to the Tenant Building Plan Requirements, Landlord will not unreasonably withhold its approval of the Tenant Work Plans.

4.If Landlord disapproves of the Tenant Work Plans and requests any specific revisions to the Tenant Work Plans, Tenant shall make such changes and, within five (5) Business Days after its receipt of Landlord’s requested revisions, shall submit the revised Tenant Work Plans to Landlord.

5.The procedure provided for in Sections 2.1 through 2.4 shall be repeated for each revised and resubmitted version of the Tenant Work Plans until Landlord shall have approved the Tenant Work Plans, except if the initial set of revised Tenant Work Plans submitted to Landlord pursuant to Section 2.4 do not conform in all material respects with Landlord’s requested revisions, then the period commencing on the date of Tenant’s receipt of

EXHIBIT B -1-

Landlord’s second set of revisions and ending on the date that Landlord approves the Proposed Plans shall be a period of Tenant Delay

6.All Tenant Work Plans submitted by or on behalf of Tenant shall be submitted both on paper (half size format) and on CD.

b.Tenant Work.  Tenant shall perform the Tenant Work at its sole cost and expense (subject to the provisions of Section 3) and in accordance with Tenant Work Plans approved by Landlord and the requirements of this Workletter.  Tenant shall not install any portion of the Tenant Work until Landlord shall have approved the Tenant Work Plans for such portion thereof.  Tenant shall prosecute such Tenant Work with commercially reasonable diligence.

c.Tenant Contractors.  All Tenant Work shall be performed by Tenant Contractors approved in accordance with Section 7 below.  No such Tenant Contractor shall commence the performance of Tenant Work until such Tenant Contractor shall have been so approved by Landlord.

d.Insurance Requirements.  No Tenant Contractor shall commence performance of Tenant Work unless Tenant and such Tenant Contractor shall have submitted to Landlord certificates of insurance demonstrating compliance with the requirement of Section 8 of this Workletter.

e.Governmental Approvals.  Tenant shall not perform any portion of the Tenant Work for which any Governmental Approval is required to be obtained prior to the performance thereof unless Tenant shall have obtained (and furnished Landlord with a copy of) such Governmental Approval.

f.Tenant Work Changes.

1.The term “Tenant Work Changes” shall mean any change in the Tenant Work Plans for any portion of the Tenant Work (or in any portion of the Tenant Work) after Landlord shall have approved the Tenant Work Plans for such portion of the Tenant Work.  The term “Material Tenant Work Change” shall mean any Tenant Work Change which affects any Building system or ingress to or egress from the Premises, any Tenant Work Change that is visible from outside of the Building or from the Common Area on the floor on which the Premises are located, or any Tenant Work Change which requires a Governmental Approval.

2.All Tenant Work Changes and any other Tenant Work Changes for which Tenant requests Landlord’s approval shall be subject to Landlord’s approval in accordance with Section 2.b of this Workletter, except the time period within which Landlord shall respond shall be reduced from five (5) Business Days to ten (10) Business Days.

g.Improper Work.  If Tenant shall perform any work not reflected on Tenant Work Plans approved by Landlord or a Tenant Work Change not approved by Landlord (any such work being herein called “Improper Work by Tenant”) then Tenant, upon Landlord’s demand, shall remove or correct the same.

h.Effect of Landlord’s Approval.  Landlord shall have no liability to Tenant or to any third party by virtue of the existence or exercise of its consent or approval rights in this Section 2.  Additionally, neither review nor approval by Landlord of any of the Tenant Work Plans shall constitute a representation or warranty by Landlord that such items either (i) are complete or suitable for their intended purpose, (ii) comply with applicable Laws and any insurance requirements, or (iii) conform to the requirements of this Workletter, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, compliance or conformance.

i.Intentionally Deleted.

EXHIBIT B -2-

j.Protection of Building and Removal of Construction Debris.  Tenant will take all reasonable and customary precautionary steps to protect its facilities and the facilities of others affected by the Tenant Work and to properly police same.  Tenant shall keep the Premises, fire stairs, all Common Areas and adjacent areas free from accumulations of waste materials or rubbish caused by Tenant or Tenant Contractors.  Landlord may require daily removal of waste materials and rubbish if required for fire prevention and life safety reasons or applicable Laws, and reserves the right to remove such waste materials and rubbish at the expense of Tenant if Tenant, after written notice of such failure from Landlord, fails to comply with Landlord’s reasonable requirements relating to such removal.  At the completion of the Tenant Work, Tenant Contractors shall forthwith remove all rubbish and all tools, equipment and surplus materials from and about the Premises and Building.

k.Damage by Tenant Contractors.  Tenant shall include in any written agreement it enters into with a Tenant Contractor a provision that requires such Tenant Contractor to repair any damage is caused by such Tenant Contractor (or any other Tenant Contractors with which such Tenant Contractor has subcontracted) to any portion of the Building or to any property of Landlord or other tenants of the Building in connection with the performance by such Tenant Contractors of the Tenant Work, and Tenant shall use commercially reasonable efforts to cause such Tenant Contractors to repair such damages.  Tenant shall reasonably cooperate with Landlord in the enforcement by Landlord of any third party beneficiary rights it may have under any such written agreements, provided such cooperation shall be at no material cost to Tenant, and Landlord shall indemnify and hold harmless Tenant in connection with the enforcement by Landlord of such rights.

l.Accidents.  Tenant shall cause Tenant Contractors to take all reasonable safety precautions with respect to the Tenant Work, and to comply with all applicable Laws for the safety of persons or property.  Tenant shall report (and shall require Tenant Contractors to report) to Landlord any property damage or injury to any of Tenant’s agents or employees and shall furnish Landlord a copy of any accident report filed with its insurance carrier promptly after its occurrence.

m.Building Standard Materials.  Tenant acknowledges and agrees that Landlord has established building standard materials and criteria for certain improvements to be installed by all tenants of the Building as part of each such tenant’s improvements within its leased premises (the “Building Standard Materials”).  Tenant shall utilize such Building Standard Materials, as applicable to the Tenant Work, as part of the Tenant Work, and the cost thereof shall be borne by Tenant.

n.Certain Tenant Work Performed by Landlord.  Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, any work of or relating to Tenant Work (i) in an Emergency Situation, (ii) that pertains to direct connections between a component of Tenant Work and the mechanical, electrical, plumbing, fire protection, life safety or other systems of the Building, or (iii) that pertain to structural components of the Building.  The cost for the performance of such work by Landlord shall be borne by Tenant, at Landlord’s cost therefor plus Landlord’s fee in an amount equal to five  percent (5%) of the cost of such work.  Landlord in any event shall prepare all of the lockset cylinders Tenant desires to install in the Premises as part of Tenant Work in accordance with the procedure established therefor by Landlord or, alternatively, Tenant, at Tenant’s cost, shall utilize Landlord’s designated contractor to prepare such lockset cylinders.

3.Landlord’s Right of Entry; Progress Advisories.

a.Landlord’s Right of Entry.

1.During the construction of, and upon completion of, the Tenant Work, Landlord and its representatives shall have the right to enter the Premises in order to inspect the Tenant Work.

2.Until such time as Landlord’s Work in the Premises is completed, Landlord and its representatives shall have the right to enter the Premises in order to perform Landlord’s Work therein.

EXHIBIT B -3-

b.Progress Advisories. Within five (5) Business Days of Landlord’s request from time to time, Tenant shall furnish Landlord with a copy of Tenant’s most recent construction schedule, and any expected deviations therefrom (it being understood that Tenant shall not be deemed to warrant the accuracy of such documents and that the furnishing of such documents shall not limit or constitute a waiver of any of Tenant’s rights under this Workletter).

c.Governmental Inspections.  Tenant shall endeavor to cause any governmental authority required to have issued a Governmental Approval to perform inspections of the Tenant Work, and Tenant shall make available to Landlord copies of all written inspection reports issued relative to the Tenant Work upon request from Landlord.

d.Notice of Completion; Delivery of As‑Built Plans.  Promptly after Tenant shall have substantially completed the Tenant Work, Tenant shall notify Landlord of the date of such substantial completion.  Tenant shall furnish to Landlord, in both paper and electronic format, at Tenant’s cost, “as‑built” drawings of the Tenant Work within 60 days after completion of the Tenant Work.

5.Standards of Performance.  All of the Tenant Work shall be done according to the standards set forth in this Section 5.

a.Compliance with Laws.  Tenant shall cause the Tenant Work Plans and the Tenant Work to comply with all Laws applicable thereto, including, without limitation, all applicable building and fire codes of the City of Los Angeles and all other governmental authorities having jurisdiction, and with all requirements of the Americans with Disabilities Act of 1990, 42 U.S.C. §§12‑101 et seq.

b.Building Rules and Regulations.  Tenant Contractors and all other vendors entering the Building in connection with the performance of the Tenant Work shall comply with the general requirements from time to time promulgated by Landlord for service providers and tenant contractors performing work in the Building.

c.Building Permits.  Tenant, at its own cost and expense, shall obtain from any governmental authority having jurisdiction all required building and other permits and approvals relative to the Tenant Work (“Governmental Approvals”).

d.Certificate of Occupancy.  Upon completion of all Tenant Work that is required to obtain a certificate of occupancy for the Premises, Tenant, at its own cost and expense, shall apply for and diligently pursue such application until it obtains such certificate of occupancy.

6.Freight Elevators/Loading Dock.

a.Normal Working Hours of the Building.  Landlord shall make the Building’s freight elevators and loading docks available to Tenant and Tenant Contractors for personnel and small tools during the Normal Working Hours, without charge and without discrimination, in common with others entitled to use the same.  Tenant shall not be entitled to use the Building’s freight elevators or loading docks for materials during Normal Working Hours.

b.Other Hours.  Landlord shall make the Building’s freight elevators and loading docks available to Tenant and Tenant Contractors for personnel, small tools, materials and freight outside of Normal Working Hours, on a reserved exclusive basis, subject to advance reservation with Landlord, and Landlord shall administer such reservations without discrimination among the tenants of the Building. Tenant shall pay for usage under this Section in accordance with the then current rates therefor.

c.Normal Working Hours.  For purposes of this Workletter, the term “Normal Working Hours” shall mean 8:00 a.m. to 5:00 p.m. on Business Days.

EXHIBIT B -4-

7.Landlord’s Prior Approval of Contractors.  Each contractor and subcontractor to be used by Tenant for Tenant Work (each a “Tenant Contractor”) shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall have ten (10) Business Days to approve or disapprove any Tenant Contractor proposed by Tenant in writing, and to notify Tenant of its reasons for withholding approval.  Whenever Landlord’s approval of any contractor, subcontractor, materialmen, architect, engineer or other consultant is required hereunder, Tenant at any time hereafter (but prior to the time such approval is required) may provide Landlord with a list of such contractors, subcontractors, materialmen, architects, engineers or other consultants for pre-approval by Landlord together with a general description of the work for which such contractor or other service provider is sought to be approved, and Landlord either shall approve or disapprove such contractor or other service provider for the work generally described (with the reasons for such disapproval specified) in writing within ten (10) Business Days after Landlord’s receipt of such list.

8.Insurance.

a.Tenant shall secure, pay for, and maintain during the continuance of the Tenant Work, policies of insurance satisfying the insurance requirements of the Lease, including builder’s risk.

b.Tenant shall require each Tenant Contractor entering the Premises or Building hereunder in connection with the performance of the Tenant Work to secure, pay for, and maintain during the continuance of its work within the Premises or the Building, policies of insurance in the following minimum coverages and minimum limits of liability:

1.Worker’s Compensation and Occupational Disease Insurance at statutory limits as provided by the laws of the State of California and Employer’s Liability Insurance with limits of not less than $1,000,000, for all costs arising from each accident or occupational disease.

2.Commercial General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $5,000,000 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof and with a minimum aggregate limit of $10,000,000, together with umbrella coverage with limits of (1) not less than $25,000,000 in the case of general contractors, and (2) not less than $5,000,000 in the case of subcontractors.  Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure for claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from operations of each Tenant Contractor, and shall also name Tenant as an additional insured.

3.Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $2,000,000 combined single limit for each accident.

c.Tenant shall require each of Tenant’s Design Professionals and each of such Tenant’s Design Professionals’ subcontractors to secure, pay for, and maintain during the continuance of its work in connection with the preparation of the Tenant Work Plans, policies of insurance in the following minimum coverages and minimum limits of liability:

1.Worker’s Compensation and Occupational Disease Insurance at statutory limits as provided by the laws of the State of California and Employer’s Liability Insurance with limits of not less than $1,000,000, for all costs arising from each accident or occupational disease.

2.Commercial General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $5,000,000 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof and with a minimum aggregate limit of $5,000,000, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.  Such insurance

EXHIBIT B -5-

shall provide for explosion and collapse, independent contractors coverage, products and completed operations coverage and broad form blanket contractual liability coverage and shall insure for claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from operations of each of Tenant’s Design Professionals, and shall also name Tenant as an additional insured.

3.Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $2,000,000 combined single limit for each accident.

4.Professional Liability / Errors and Omissions Coverage in an amount not less than $1,000,000 per occurrence and with a minimum aggregate limit of $2,000,000.  If such coverage is on a “claims made” basis, the insurance shall have a retroactive date of no later than the date the Tenant Work Plans were commenced and must be maintained for at least three years after the completion and acceptance of the work performed under this Workletter.  The retroactive date MUST be shown on the certificate of insurance provided.

d.All policies required by Section 8.b and Section 8.c. (except the worker’s compensation policy and automobile liability insurance policy) shall be endorsed to include as additional insured parties the Landlord Protected Parties.  Such insurance shall also provide that Landlord and any lender shall be given thirty (30) days’ prior written notice of any reduction, cancellation of coverage and, in the case of the Commercial General Liability Insurance, shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties.  Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

e.The insurance requirements set forth in Section 8.b and Section 8.c. shall relate and be applicable solely in connection with the performance of the Tenant Work and preparation of the Tenant Work Plans, respectively, that occurs prior to the Commencement Date.  All other insurance requirements relating to Tenant and contractors, subcontractors, design professionals, engineers and vendors utilized by Tenant shall be set forth in the Lease or in the rules and regulations of the Building, but Landlord reserves the right to require any subsequent performance of the Tenant Work and/or modifications/revisions to the Tenant Work Plans to be effected in compliance with the insurance requirements set forth herein.

9.Miscellaneous.

a.Except as expressly set forth herein or in the Lease, Landlord has no oral or written agreement with Tenant to do any work with respect to the Building or Premises.

b.All notices, requests, consent, approval, demands and other communications under this Workletter shall be in writing and shall be given in the same manner as notices under the Lease.

c.Whenever a party is required to take any action within or by the end of a specific period of time described in this Workletter with reference to a Notice from the other party, the first business day of such period shall be the first Business Day after the Business Day on which such Notice is received by all of the person to whom such Notice must be given as provided for in Section 9.b.

d.This Workletter, together with the Lease, sets forth the entire agreement of Tenant and Landlord regarding Tenant Work.  This Workletter may only be amended if in writing and duly executed by both Landlord and Tenant.

e.Time is of the essence of this Workletter and each and all of its provisions; provided, however, that wherever under the terms and provisions of this Workletter the time for payment or performance falls upon a Saturday, Sunday or Holiday (as defined in Article 6 of the Lease), such time for payment or performance shall be extended to the next Business Day.

EXHIBIT B -6-

f.In the event of any express inconsistencies between the Lease and this Workletter, the terms of the Workletter shall govern and control.  Any default by a party hereunder shall constitute a default under the Lease and, except to the extent otherwise expressly provided herein, shall be subject to the notice and cure periods and the remedies and other provisions applicable thereto under the Lease.

EXHIBIT B -7-

EXHIBIT C

1230-1240 ROSECRANS AVE, MANHATTAN BEACH, CALIFORNIA

NOTICE OF LEASE TERM DATES

To:

Re:Office Lease dated ____________, 20__ between ONNI MANHATTAN TOWERS LIMITED PARTNERSHIP, a Nevada limited partnership ("Landlord"), and Skechers U.S.A., Inc., a Delaware corporation("Tenant") concerning Suite ______ on floor(s) three (3) and four (4) of the office building located at 1240 Rosecrans Ave, Manhattan Beach, California.

Gentlemen:

In accordance with the Office Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on _____________ for a term of _______________ ending on _______________.
2.	Rent commenced to accrue on ____________, in the amount of ____________.
3.

If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment.  Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to __________ at ______________.

EXHIBIT C -1-

"Landlord":

ONNI MANHATTAN TOWERS LIMITED PARTNERSHIP,
a Nevada limited partnership

	By:	ONNI CALIFORNIA LLC,
a Nevada limited liability company,
its general partner

By:
Name:
Title:

Agreed to and Accepted as
of , 20_ .

"Tenant":

SKECHERS U.S.A., INC.,

By:
Name:
Title:

EXHIBIT C -2-

EXHIBIT D

1230-1240 ROSECRANS AVE, MANHATTAN BEACH, CALIFORNIA

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations.  Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project.  In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.Except as provided in the Lease, Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent (which consent shall not be unreasonable withheld, conditioned or delayed).  Tenant shall bear the cost of any lock changes or repairs required by Tenant.  Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.  Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2.All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3.Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the South Bay, California area, except for during Building Hours.  Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building.  Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register.  Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building.  Landlord will furnish passes to persons for whom Tenant requests same in writing.  Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons.  The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.  In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord.  All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord reasonably designates.  Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building.  Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight.   Landlord will not be responsible for loss of or damage to any such safe or property in any case.  Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5.No heavy furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

EXHIBIT D -1-

6.The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord.  Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7.Except as provided in the Lease, no sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8.The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9.Except as provided in the Lease, Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not approved by Landlord.

10.Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

11.Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material.

12.Tenant shall not without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, use any method of heating or air conditioning other than that supplied by Landlord.

13.Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way.  Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14.Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15.No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes.  Notwithstanding the foregoing, Underwriters' laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16.The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary.  Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office,

EXHIBIT D -2-

public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord.  Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17.Landlord reserves the right to exclude or expel from the Project any person who, in the reasonable judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18.Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose (except in designated areas), nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

19.Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building's heating and air conditioning system, and shall refrain from attempting to adjust any controls.

20.Tenant shall store all its trash and garbage within the interior of the Premises.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in Manhattan Beach, California without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

21.Tenant shall comply with all reasonable safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22.Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23.No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes.  All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord.  Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.  Tenant shall abide by Landlord's regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

24.The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

25.Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

EXHIBIT D -3-

26.Tenant must comply with the State of California "No‑Smoking" law set forth in California Labor Code Section 6404.5, and any local "No‑Smoking" ordinance which may be in effect from time to time and which is not superseded by such State law.

27.Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project.  Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof.  Tenant further assumes the risk (except for the negligence of willful misconduct of Landlord or Landlord Parties) that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences.  Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28.Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

29.No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

30.No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's reasonable judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the  Project.  Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises. Landlord agrees to use commercially reasonable efforts to enforce the Rules and Regulations in a consistent and non-arbitrary manner

EXHIBIT D -4-

EXHIBIT E

1230-1240 ROSECRANS AVE, MANHATTAN BEACH, CALIFORNIA

FORM OF TENANT'S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the "Lease") made and entered into as of ___________, 20_   by and between Onni Manhattan Towers Limited Partnership, a Nevada limited partnership as Landlord, and the undersigned as Tenant, for Premises on the ______________ floor(s) of the office building located at 1230-1240 Rosecrans Ave, Manhattan Beach, California, certifies as follows:

1.Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and except as provided in the Lease, the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.Base Rent became payable on ____________.

4.The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5.Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.Tenant shall not modify the documents contained in Exhibit A that would decrease rent, shorten the Lease Term, or materially increased Landlord’s mortgagee’s obligations or decreases its rights without the prior written consent of Landlord's mortgagee, which shall not be unreasonably withheld, conditioned or delayed.

7.All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________.  The current monthly installment of Base Rent is $_____________________.

8.All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.  In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9.No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10.To Tenant’s actual knowledge, as of the date hereof, there are no existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11.If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

EXHIBIT E -1-

12.To Tenant’s actual knowledge, there are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13.Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

14.To the undersigned's actual knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

15.Notwithstanding anything in this Estoppel Certificate to the contrary (a) Tenant reserves the right to pursue any claim for overpayment of rent or any other charges under the Lease, if any, against Landlord and any successor landlord after any such successor landlord succeeds to the right of any Landlord, (b) the Lease remains unchanged and this Estoppel Certificate does not modify, amend or otherwise change the terms of the Lease, and (c) this Estoppel Certificate shall not subject the Tenant to any liability, notwithstanding the negligent or otherwise inadvertent failure of Tenant to disclose correct and/or relevant information; however, Tenant shall not be permitted to assert or enforce any claim against the person to whom this Estoppel Certificate is delivered (or against such person’s property) which is inconsistent with the statements contained herein, except to the extent that the person against whom the claim would otherwise be asserted or enforced had actual knowledge of facts to the contrary at the time the person acted in reliance on the statement

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan for a period not to exceed ninety (90) days from the date hereof or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ______________ on the ____ day of ___________, 20__.

EXHIBIT E -2-

"Tenant":

,
a

By:
Its:

By:
Its:

EXHIBIT E -3-

EXHIBIT F

1230-1240 ROSECRANS AVE, MANHATTAN BEACH, CALIFORNIA

ADDITIONAL PROVISIONS

1.	Building Signage

Subject to the provisions of this Exhibit F, Tenant shall be allowed to display for the Lease Term Building-standard signage on the Project’s top portion available of the exterior monument sign (one double sided panel) (the “Monument Signage”) as identified on Exhibit G.

Tenant shall have the right to “building-top” identity signage (“Building Signage”) on top of the Building facing North West, The Building Signage may be illuminated in order to be viewed at night so long as all costs and expenses associated with causing Building systems and structures to support such illumination are at the sole cost and expense of Tenant. Tenant reserves the right to change the names on any Tenant Signage (defined below) so long as such change is otherwise in accordance with the terms of this Lease. The Monument Signage and the Building Signage shall hereafter be referred to as the “Tenant Signage.” The Tenant Signage shall (A) comply with all governmental laws, regulations, rules, codes and ordinances pertaining thereto, (B) comply with all provisions of this Lease, (C) have received the prior approval of all appropriate governmental bodies, including required permits, (D) have received the prior written reasonable approval of Landlord as to all aspects of the Tenant Signage, including, without limitation, design and location thereof, and (E) conform to Landlord’s reasonable signage criteria for the Project. All costs and expenses relating to the Tenant Signage, including without limitation, (i) the cost of the initial installation of or any changes to the Tenant Signage, (ii) the costs of obtaining permits and approvals, (iii) the costs for the construction, maintenance, repair and replacement of the Tenant Signage, (iv) the cost for the maintenance of the Tenant Signage and any electrical consumption for illuminating the Tenant Signage, if any, and (v) the costs associated with the removal of the Tenant Signage and the restoration of the area required due to such removal, including, but not limited to, costs associated with the restoration of landscaping damaged by removal of Tenant Signage, to the condition existing prior to the installation of the Tenant Signage, shall be at the sole cost and expense of Tenant. Landlord and Tenant agree that Tenant Signage set forth in Exhibit G has been approved by Landlord and it is in compliance with Landlord’s sign criteria.

Tenant shall pay to Landlord, within thirty (30) days following written demand any and all such costs (except for such costs payable directly by Tenant to any governmental entity). After the Term or the expiration or earlier termination of this Lease, Landlord may elect, upon ten (10) days written notice to Tenant, to repair, maintain, replace and remove the Tenant Signage at Tenant’s cost. The Tenant Signage shall at all times during the term hereof be maintained in working, first-class condition. The signage rights granted in this Exhibit F,  are personal to Tenant and a Permitted Transferee and may not be transferred by Tenant to any other person or entity. If Tenant shall assign this Lease, sublet the entire Premises or otherwise Transfer any interest of Tenant in this Lease or the Premises to anyone other than a Permitted Transferee, or attempt to transfer any signage right to a sublessee of less than the entire Premises or attempt to transfer any signage right in violation of this Lease, then the rights granted Tenant under this Exhibit F shall terminate and Landlord shall have the right to immediately remove the Tenant Signage and restore the signs as hereinabove provided.

2.	Right of First Refusal

If and at such time as any portion of the third (3rd) floor of the Building, (“Refusal Space”) becomes available for lease, Landlord shall notify Tenant in writing of such availability, stating the location, configuration and rentable area of such Refusal Space, and the date on which such Refusal Space would be tendered to Tenant (each, a “Refusal  Notice”).  Tenant shall have five (5) business days after receipt of each Refusal Notice to deliver to Landlord, in writing, notice of exercise of Tenant’s option to lease the subject Refusal Space on the same terms and conditions set forth herein, including without limitation, Base Rent, free or abated rent, Tenant Improvement

EXHIBIT F -1-

Allowance, Landlord’s Work and Tenant’s Work, as applicable, but prorated based upon the remainder of the unexpired Term and any option period which Tenant agrees to exercise, in the Refusal Notice (the “Exercise Notice”).  If Tenant does not timely deliver an Exercise Notice, Landlord shall be free to lease the subject Refusal Space to any third party on the basic economic terms and conditions (“Basic Economic Terms”) as determined by Landlord. If Tenant exercises its right to lease any the Refusal Space, Landlord and Tenant shall, within thirty (30) days after such exercise, execute an amendment to this Lease providing for the expansion of the Premises.  Upon the commencement date of the Expansion Space as set forth in such Amendment, Tenant’s Share shall be increased to reflect the rentable area of the Refusal Space.

3.	Tenant Improvement Allowance.

Upon completion of Tenant’s Work, Tenant shall deliver to Landlord copies of the following documents: (i) an accounting (with underlying documents) of the costs of construction up to the amount of the Tenant Improvement Allowance; (ii) copies of all releases of mechanics’ and materialmen’s liens from all contractors and subcontractors performing Tenant’s Work; and (iii) if a building permit is required for the completion of Tenant’s Work, then a copy of a Certificate of Occupancy, or equivalent documentation from the City of Manhattan Beach demonstrating completion of Tenant’s Work. Within thirty (30) days of Landlord’s receipt of the above-described documents, Landlord shall pay to Tenant, as the Tenant Improvement Allowance, the sum of fifty and 00/100 Dollars ($50.00) per rentable square foot of the Premises floor area, subject to adjustment pursuant to Section 1.2. Should such payment not be forthcoming following thirty (30) days prior written notice, then Tenant shall be entitled to offset the monies due plus an administrative charge equal to five percent (5%) of the money due from the next due installment(s) of Base Rent hereunder.

4.Hazardous Materials.

Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge, (i) no leak, spill, discharge, emission or disposal of hazardous or toxic material or substance in a concentration sufficient to be characterized as “hazardous” or “toxic” under local, state or federal environmental law, statute or regulation (“Hazardous Materials”) has occurred on the Premises or the Project in violation of Applicable Laws, except as shall have been fully remediated in full compliance with all Applicable Laws, and (ii) the soil, groundwater, and sewer vapor on or under the Project are free of Hazardous Materials in amounts required to be treated, remediated, or removed pursuant to Applicable Laws as of the date hereof. Tenant shall not have any liability for (i) any Hazardous Material brought onto the Premises or the Project prior to the Possession Date unless Tenant brought them (“Pre-Commencement Hazardous Material Conditions”), or (ii) any effects arising out of or caused by any such Pre-Commencement Hazardous Material Condition (other than as caused by Tenant), including, without limitation, any contamination or injury to person, property or the environment or any liabilities or costs associated with the investigation, removal, remediation, restoration and/or abatement thereof, or of any actual or suspected contamination therein involved, regardless of whether the effects of such Pre-Commencement Hazardous Material Condition are known as of the Possession Date or arise and/or are discovered at any time after the Possession Date. All liabilities relating to any Hazardous Materials which are created or brought onto the Premises or the Project from and after the Possession Date by persons, entities or instrumentalities other than Tenant or its agents, employees, or contractors shall not be the responsibility of Tenant. Landlord’s and Tenant’s obligations and liabilities under this Article shall survive the termination of this Lease.

5.	Default by Landlord.

Tenant’s remedies with regard to Landlord’s default in the performance of its maintenance and repair obligations are set forth in Section 7.2. If Landlord should be in default in the performance of any of its other obligations under this Lease, which default continues for a period of more than twenty (20) days after receipt of written notice from Tenant specifying such default, or if such default is of a nature to require more than twenty (20) days for remedy and continues beyond the time reasonably necessary to cure (and Landlord has not undertaken procedures to cure the default within such twenty (20) day period and diligently pursued such efforts to complete such cure), Tenant may, in addition to any other remedy available at law or in equity, including incurring reasonable expenses necessary to

EXHIBIT F -2-

perform the obligation of Landlord specified in such notice and in the event Landlord does not reimburse Tenant for such reasonable expenses within thirty (30) days of prior written notice plus an administrative charge equal to five percent (5%) of the amount thereof, then Tenant shall be entitled to deduct such expense from the Base Rent or other charges next becoming due. Furthermore, in the event that Landlord’s breach has a material adverse effect upon Tenant’s use, quiet enjoyment or access to the Premises, then following a second ten (10) day written notice to Landlord, in the event that the Landlord does not undertake the cure within said ten (10) day period and thereafter proceed diligently to complete same, Tenant shall be entitled to terminate this Lease. Notwithstanding the above, in the event that Landlord disputes that it is in default hereunder by providing written notice thereof to Tenant within the twenty (20) days following Tenant’s initial notice, then the dispute will be resolved pursuant to the expedited arbitration provisions of Exhibit H and in the event that the arbitrator determines that Landlord was in default, Landlord shall be provided with a reasonable opportunity to cure (not to exceed thirty [30] days) and in the event that Landlord effectuates the cure, Tenant shall not have the right to terminate the Lease.

6.	Cleaning.

Landlord agrees, at its sole cost and expense, to thoroughly clean both the 3rd Floor Premises and the 4th Floor Premises immediately prior to the time that Tenant’s employees will take occupancy thereof.

7.	Building Security.

Tenant, at Tenant’s sole cost and expense, and with Landlord’s consent which shall not be unreasonably withheld, delayed or conditioned, shall be permitted to install its own security system for the 3rd Floor Premises and the 4th Floor Premises, which system may operate on the same type of key card as the Building system, but may not otherwise be integrated with the Building’s security system.

EXHIBIT F -3-

EXHIBIT G

TENANT SIGNAGE

EXHIBIT G

EXHIBIT H

EXPEDITED ARBITRATION PROCEDURE

For all matters to be decided pursuant to the “Expedited Arbitration Procedure” as provided for in Sections 2.2.4.6, 4.4.2, 7.2, 11.2 and Exhibit F of this Lease, the following procedure will apply:

A. Within three (3) business days after a party’s request to invoke the Expedited Arbitration Procedures, the parties or their counsel will schedule and conduct a conference call with the Los Angeles, California office of JAMS during which they will either agree upon an arbitrator or JAMS will designate an arbitrator to determine the dispute. The parties will seek designation of an arbitrator with experience in commercial leases.

B. The parties agree to utilize the Optional Expedited Arbitration Procedures of JAMS, subject to the following exceptions: (i) a Preliminary Conference with the arbitrator will be scheduled at the earliest possible date, which conference may be conducted by conference call; (ii) any requests for discovery are to be submitted within five (5) business days after said Preliminary Conference and will be completed by the recipient and submitted to the requesting party within ten (10) business days thereafter; (iii) the arbitration is to be scheduled at the earliest possible date following the Preliminary Conference. Additionally, the arbitrator shall be entitled to establish further rules or procedures to allow short extensions of the above time limitations as the arbitrator may determine to be equitable, recognizing the parties’ intent to resolve the dispute at the earliest possible date.

C. If a party fails to participate in the arbitration as described above for any matter to be decided pursuant to the “Expedited Arbitration Procedure” as provided for in Sections 2.2.4.6, 4.4.2, 7.2, 11.2 and Exhibit F.  of this Lease, then for purposes of exercising its rights to remedies under this Lease, the participating party shall be deemed to have prevailed in the arbitration and shall be entitled to exercise the rights and remedies resulting therefrom.

D. Any matter otherwise subject to the Expedited Arbitration Procedure which involves a monetary dispute within the jurisdiction of a small claims court will instead be determined by that court.

E. THE FOLLOWING NOTICE APPLIES ONLY TO MATTERS TO BE DECIDED PURSUANT TO THE “EXPEDITED ARBITRATION PROCEDURE” PROVIDED FOR IN SECTIONS 2.2.4.6, 4.4.2, 7.2, 11.2 AND EXHIBIT F OF THIS LEASE.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “EXPEDITED ARBITRATION PROCEDURE” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “EXPEDITED ARBITRATION PROCEDURE” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “EXPEDITED ARBITRATION PROCEDURE” PROVISION TO NEUTRAL ARBITRATION.

LANDLORD’S INITIALS ____	TENANT’S INITIALS ____

EXHIBIT H